EXHIBIT 10.20

REIMBURSEMENT AGREEMENT AND MUTUAL RELEASE

This Reimbursement Agreement and Mutual Release (this “Agreement”) is made and entered into as of June 23, 2011 (the “Effective Date”), by and among Strategic Turnaround Equity Partners, L.P. (Cayman), a Cayman Islands limited partnership (“STEP”), Bruce R. Galloway (“Galloway”), Seth M. Lukash (“Lukash”), Gary L. Herman (“Herman”), RexonGalloway Capital Growth, a New Jersey limited liability company (“RexonGalloway”), Jacombs Investments, Inc., a Delaware corporation (“Jacombs Investments”), FBR, Inc., a New York corporation (“FBR”), United American Healthcare Corporation, a Michigan corporation (“UAHC”), Tom A. Goss (“Goss”), St. George Investments, LLC, an Illinois limited liability company (“St. George”), John M. Fife (“Fife”), Fife Trading, Inc., an Illinois corporation (“Fife Trading”), Iliad Research and Trading, L.P., a Delaware limited partnership (“Iliad Research and Trading”), Iliad Management, LLC, a Delaware limited liability company (“Iliad Management”), Chicago Venture Partners, L.P., an Illinois limited partnership (“Chicago Venture Partners”), Pulse Systems Corporation, a California corporation (“Pulse Systems”), The Dove Foundation, an Illinois trust (“Dove”), Thomas J. Fleming (“Fleming”), on behalf of himself and his law firm Olshan Grundman Frome Rosenzweig & Wolosky LLP (but only for purposes of Section 10 and not for any other provision).

(STEP, Galloway, Lukash, Herman, RexonGalloway, Jacombs Investments and FBR are referred to collectively as the “STEP Parties”; UAHC and Goss are referred to collectively as the “Michigan Parties”; St. George, Fife, Fife Trading, Iliad Research and Trading, Iliad Management, and Chicago Venture Partners are referred to collectively as the “Fife Parties”; the Michigan Parties, the Fife Parties, Pulse Systems and Dove are referred to collectively as the “UAHC Parties”; and the STEP Parties and the UAHC Parties are referred to collectively as the “Parties.”)

RECITALS

WHEREAS, on March 31, 2010, STEP filed an action against UAHC, St. George, Fife, Fife Trading, Iliad Research and Trading, Iliad Management and Goss in the U.S. District Court for the Eastern District of Michigan in the matter styled Strategic Turnaround Equity Partners, L.P. v. Fife et al., Case No. 10-CV-11305;

WHEREAS, on June 28, 2010, such federal court action was dismissed on jurisdictional grounds;

WHEREAS, on July 2, 2010, STEP filed an action against UAHC in the Circuit Court for Wayne County, Michigan, in Case No. 10-007629-CZ, seeking a mandatory injunction regarding the holding of UAHC’s annual shareholders’ meeting.

WHEREAS, on July 21, 2010, the Wayne County Circuit Court entered a final judgment, ordering UAHC to hold its shareholders’ meeting on the date UAHC had previously selected (September 30, 2010) and ordering the record date that had been selected by UAHC (September 1, 2010).

WHEREAS, on August 13, 2010, STEP and Galloway filed an action against UAHC, St. George, Fife, Chicago Venture Partners, Pulse Systems and Dove in the Circuit Court for Wayne County, Michigan in the matter styled Strategic Turnaround Equity Partners, L.P. v. United American Healthcare Corporation, et al., Case No. 10-009344-CZ;

WHEREAS, on September 24, 2010 and October 6, 2010, the Wayne County Circuit Court entered orders dismissing with prejudice such state court action;

WHEREAS, on October 15, 2010, STEP and Galloway filed an appeal of the orders dismissing such state court action in the Michigan Court of Appeals, in Case No. 300703 (the aforementioned federal court action, two state court actions and state court appeal are referred to collectively as the “Michigan Actions”);

WHEREAS, Galloway is a resident of New York and (a) a Director of UAHC, (b) a principal of RexonGalloway, (c) a principal of Jacombs Investments, and (d) a Managing Member of Galloway Capital Management LLC, which is the General Partner of STEP;

WHEREAS, Lukash is a resident of Connecticut and an adviser to, STEP which is in the business of investing primarily in publicly traded companies.

WHEREAS, Herman is a resident of New York, a Managing Member of Galloway Capital Management LLC and a principal of FBR;

WHEREAS, Goss is a Director of UAHC;

WHEREAS, Fife is (a) the Chairman, Chief Executive Officer and President of UAHC, (b) the President of CVM, which is the Manager of Chicago Venture Management, L.L.C., which in turn is the General Partner of Chicago Venture Partners (a shareholder of UAHC), and (c) the President of Fife Trading, which is the Manager of (i) St. George (a shareholder of UAHC) and (ii) Iliad Management, which is the General Partner of Iliad Research and Trading (a former shareholder of UAHC);

WHEREAS, Pulse Systems Corporation and The Dove Foundation are also shareholders of UAHC;

WHEREAS, Thomas J. Fleming is a Partner at the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, which represents STEP and Galloway; and

WHEREAS, the Parties desire to avoid the expense, inconvenience and distraction of further litigation and seek to amicably resolve their disputes, and to settle any and all actions between them (including without limitation the Michigan Actions, the “Litigation”);

NOW, THEREFORE, with the above recitals incorporated in this Agreement, the Parties agree as follows:

1. General Releases.  In exchange for $10,000, of which $5,000 is to be paid pursuant to Section 2(b) by UAHC, on behalf of the UAHC Parties other than the Fife Parties, and $5,000 is to be paid pursuant to Section 2(c) by St. George on behalf of the Fife Parties, in each case to STEP on behalf of the STEP Parties, the Parties agree as follows:

a. Each STEP Party, on its, his or their own behalf, and on behalf of its, his or their heirs, beneficiaries, agents, executors, administrators, officers, directors, employees, parent companies, subsidiaries, Affiliates (as defined below in this Section 1(a)), successors, predecessors, attorneys, representatives, shareholders, members, partners, insurers, creditors, sureties and assigns (collectively, “Principals and Affiliates”), hereby fully, completely and forever releases each UAHC Party and its, his or their Principals and Affiliates from any and all liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities, claims and obligations of every kind and nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, disclosed or undisclosed as of the Closing (defined in Section 7 below), including without limitation any claims arising from or related to (i) any issues in the Litigation or (ii) the Stock Purchase Agreement (as defined in Section 2(d) below) or the transaction contemplated thereby, except in each case any breach of a representation or warranty in the Stock Purchase Agreement that survives the consummation of such transaction.  An “Affiliate” with respect to a specified person means (y) any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person and (z) any family member, including any parent, sibling or child, of the specified person.

b. Each UAHC Party, on its, his or their own behalf, and on behalf of its, his or their Principals and Affiliates, hereby fully, completely and forever releases each STEP Party and its, his or their Principals and Affiliates from any and all liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities, claims and obligations of every kind and nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, disclosed or undisclosed as of the Closing, including without limitation any claims arising from or related to (i) any issues in the Litigation or (ii) the Stock Purchase Agreement or the transaction contemplated thereby, except in each case any breach of a representation or warranty in the Stock Purchase Agreement that survives the consummation of such transaction.

2. Consideration.

a. The mutual rights, obligations and promises contained herein, the sufficiency of which the Parties hereby expressly acknowledge and accept.

b. UAHC, on behalf of the UAHC Parties other than the Fife Parties, shall pay STEP, on behalf of the STEP Parties, the amount of $5,000 in exchange for the mutual releases set forth in Section 1.

c. St. George, on behalf of the Fife Parties, shall pay STEP, on behalf of the STEP Parties, the amount of $5,000 in exchange for the mutual releases set forth in Section 1.

d. St. George shall purchase the 774,151 shares of UAHC common stock owned by various STEP Parties at a price of $0.20112 per share for the total amount of $155,697.25 at the Closing, on the terms and subject to the conditions set forth in that certain Stock Purchase Agreement to be entered into by and among St. George and such STEP Parties and to be effective at the Closing (the “Stock Purchase Agreement”).

e. St. George, on behalf of the UAHC Parties, shall pay to STEP, on behalf of the STEP Parties, the amount of $225,409.64 at the Closing, which amount is one-half of the amount of $450,819.27 (the “Reimbursement Amount”) that the STEP Parties are to be reimbursed for expenses incurred in connection with the proxy contest for the election of directors to UAHC’s Board of Directors (the “Board”) in 2010.

f. UAHC, on behalf of the UAHC Parties, shall pay to STEP, on behalf of the STEP Parties, the amount of $225,409.64 (which amount is one-half of the Reimbursement Amount) as set forth in this Section 2(f), but (except as set forth in this Section 2(f)) only out of proceeds from the sale of artwork owned by UAHC (“Artwork”).  A schedule setting forth the Artwork is attached as Exhibit A to this Agreement.  All proceeds from the sale of Artwork will be paid first to UAHC.  UAHC shall then pay STEP, promptly after its receipt of proceeds from each sale of Artwork, (i) an amount equal to 50% of such proceeds net of any commissions for such sale, until the aggregate amount paid to STEP for such sale(s) equals $160,000, and thereafter (ii) an amount equal to 100% of such proceeds net of any commissions for such sale, until the aggregate amount paid to STEP for such sale(s) equals $225,409.64.  UAHC, on behalf of the UAHC Parties, shall pay to STEP, on behalf of the STEP Parties, the remaining balance, if any, of the $225,409.64 owed pursuant to this Section 2(f), regardless of whether such remaining balance can be paid out of proceeds from the sale of Artwork, on the earlier of (x) five (5) business days after UAHC’s receipt of an aggregate amount of $225,409.64 or more from the escrowed funds paid by UAHC to John Ford & Associates (the “Tennessee Escrow”), (y) June 30, 2012, and (z) five (5) business days after the refinancing of the entire amount of then-outstanding principal and accrued interest on the loan from Fifth Third Bank, a Michigan banking corporation (“Lender”), to Pulse Systems, LLC, a Delaware limited liability company and wholly owned subsidiary of UAHC (“Borrower”), pursuant to the Loan and Security between Lender and Borrower dated March 31, 2009, as amended.  STEP or any of its Principals and Affiliates may assist UAHC in the process of selling Artwork.  The STEP Parties acknowledge and agree that, notwithstanding anything to the contrary in this Section 2(f), UAHC may pay William C. Brooks (“Brooks”) the amount of $160,000 (of his aggregate severance payment of $320,000) out of proceeds from the sale of Artwork and, to the extent that such amount is not paid in full on or before December 31, 2011, UAHC may then pay the balance thereof to Brooks, at UAHC’s option in cash, Artwork or a combination thereof, in accordance with that certain Settlement Agreement and Mutual Full General Release, dated March 27, 2011, between UAHC and Brooks.

g. In the event that UAHC fails to pay St. George in cash in connection with an exercise by St. George of its Put Option under the Voting and Standstill Agreement between UAHC and St. George dated March 19, 2010, as amended, then St. George’s remedies for such nonpayment shall not include attaching or levying upon the Artwork or the Tennessee Escrow until UAHC has paid to STEP, on behalf of the STEP Parties, the remaining balance of the amount owed pursuant to Section 2(f) above.  The Parties acknowledge that nothing in this Section 2(g) shall restrict the rights of St. George to exercise its Put Option under, or to amend, such Voting and Standstill Agreement.

h. The STEP Parties agree to deliver, and to cause their respective Principals and Affiliates to deliver, at the Closing, to UAHC at 303 E. Wacker Drive, Suite 1200, Chicago, IL 60601, at their expense, all files, notes, memoranda and other documents prepared in connection with, or otherwise relating to, any of the Litigation, whether in electronic media or otherwise, except for any such documents as are subject to attorney-client or attorney work-product privilege (the “Litigation Documents”).  The STEP Parties further agree that they shall not, and that they shall cause their respective Principals and Affiliates not to, keep any copies of any documents required to be delivered pursuant to the preceding sentence.

i. The Parties agree to file, at the Closing, a joint motion to dismiss with prejudice the Litigation that is presently on appeal, with each Party to bear its own expenses, costs and fees incurred therein.

j. Galloway agrees to resign from the Board, effective as of the Closing.

3. Negative Covenants.  Each of the STEP Parties, jointly and severally, covenants and agrees that it, he or they (and its, his or their respective Principals and Affiliates) shall not, during the period commencing on the Effective Date and terminating on the twentieth (20th) anniversary of the Effective Date (unless terminated sooner by UAHC in its sole discretion), directly or indirectly (by trust, assignment of beneficial interest or otherwise), alone or in concert with others, unless specifically requested in writing by UAHC or by a resolution of a majority of the members of the Board:

a. purchase or otherwise engage in any transaction with respect to, whether in the open market or otherwise, any shares of common stock or other securities of UAHC (“Shares”) or any derivative securities relating to Shares, including without limitation any option or other security, instrument or arrangement to take a long or short investment position in Shares;

b. effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in:

(i) any exchange offer, merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving UAHC or any of its subsidiaries or any material portion of its or their business or any purchase of all or any substantial part of the assets of UAHC or any of its subsidiaries or any material portion of its or their business;

(ii) any “solicitation” of “proxies” (as such terms are used the proxy rules of the Securities and Exchange Commission (the “SEC”), but without regard to the exclusion set forth in Section 14a-1(1)(2)(iv) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the definition of “solicitation”) with respect to UAHC or any of its Affiliates or becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to UAHC or any of its Affiliates;

c. propose any matter for submission to a vote of shareholders of UAHC or call or seek to call a meeting of the shareholders of UAHC;

d. seek election to the Board (unless specifically requested in writing by UAHC), seek to place a representative or other nominee on the Board or seek the removal of any Director;

e. take any other action to seek to affect the control of the management or Board of UAHC or any of its Affiliates, including publicly suggesting or announcing its willingness to engage in or have another individual, business entity or other organization (“Person”) engage in a transaction that could reasonably be expected to result in a transaction of the type described in Section 3(b)(i);

f. enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing; with respect to UAHC or the Shares, (i) otherwise communicate with UAHC’s shareholders or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act, (ii) participate in, or take any action pursuant to any “shareholder access” proposal that may be adopted by the SEC, whether in accordance with proposed Rule 14a-11 or otherwise, or (iii) conduct any nonbinding referendum;

g. make any statement or disclose to any Person, or otherwise induce, encourage, discuss or facilitate, any intention, plan or arrangement inconsistent with the foregoing or which would result in UAHC or any of its Affiliates to be required to make any such disclosure in any filing with a governmental entity or being required to make a public announcement with respect thereto;

h. bring any action or otherwise act to contest the validity of this section or seek a release from the restrictions contained in this section;

i. request UAHC or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, or any Party, directly or indirectly, to amend or waive this section, the Charter or the By-laws (or similar constituent documents) of UAHC or any of its Affiliates;

j. bring any suit, action, complaint or claim, whether in law or equity, or participate in any class action, claim or suit, or derivative action, claim or suit, or initiate contact with any third party, including without limitation any regulatory or other governmental authority, on any matter pertaining to the business or affairs of UAHC, its subsidiaries or its Affiliates, or to the conduct or duties of any of their directors, officers, employees, agents, consultants or auditors; or

k. take any action that would require UAHC to make an announcement regarding any of the foregoing actions set forth in this Section 3.

4. Representations and Warranties.

a. Each STEP Party represents and warrants that such STEP Party has full power and authority to enter into this Agreement, to perform its, his or their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement; and

b. Each UAHC Party represents and warrants that such UAHC Party has full power and authority to enter into this Agreement, to perform its, his or their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

c. STEP and Galloway, jointly and severally, represent and warrant that Galloway and entities he directly or indirectly controls, including STEP, together with Herman, own 774,151 shares of UAHC common stock free and clear of any liens or other encumbrances, and may transfer such shares without restriction.

d. STEP and Galloway, jointly and severally, represent and warrant that no STEP Party, and none of the Principals and Affiliates of any STEP Party, owns, directly or indirectly, beneficially or otherwise, any shares of common stock of UAHC other than the 774,151 shares of UAHC common stock that are to be purchased by St. George pursuant to the Stock Purchase Agreement.

e. STEP, Herman and Galloway, jointly and severally, on behalf of themselves and each STEP Party, represent and warrant that they have delivered all of the documents and materials to UAHC as contemplated by Section 2(h) above, and have not retained any copies of such documents and materials, except as permitted by Section 2(h).

5. Statement of Understanding.  By executing this Agreement, each Party acknowledges that: (a) it has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement; (b) it has consulted with, or had sufficient opportunity to consult with, an attorney of its own choosing regarding the terms of this Agreement; (c) it has read this Agreement and fully understands the terms of this Agreement and their import; (d) the consideration provided for herein is good, valuable and sufficient; and (e) it is entering into this Agreement voluntarily, of its own free will, and without any coercion, undue influence, threat, or intimidation of any kind.

6. Notice.  Any notice required under this Agreement shall be provided by facsimile and first class mail as follows.

a. If to any STEP Party, to:

Gary Herman

c/o Galloway Capital Management LLC

720 Fifth Avenue, 10th Floor

New York, NY  10019

Facsimile No.: (212) 247-1498

With a copy to:

Thomas J. Fleming
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY  10022
Facsimile No.: (212) 451-2222

b. If to any UAHC Party, to:

John M. Fife

c/o United American Healthcare Corporation

303 East Wacker Drive, Suite 1200

Chicago, IL 60601

Facsimile No.: (312) 819-9701

With a copy to:

Eric M. Fogel
Lathrop & Gage LLP
100 N. Riverside Plaza, Suite 2100
Chicago, IL  60606
Facsimile No.: (312) 920-3301

7. Closing.  At a closing to occur via electronic means of communication within one day after the Effective Date (the “Closing”):

a. The Parties shall deliver to each other (i) the executed Agreement, (ii) the executed dismissal with prejudice of the Litigation, in the form attached as Exhibit B to this Agreement (and shall cooperate to file promptly such dismissal), the executed Stock Purchase Agreement, in the form as Exhibit C to this Agreement;

b. St. George shall deliver, by wire transfer of immediately available funds, the amount of $155,697.25 to an account designated in writing by the Sellers’ Representative (as defined in the Stock Purchase Agreement) on behalf of the STEP Parties from which St. George is purchasing an aggregate of 774,151 shares of UAHC common stock pursuant to the Stock Purchase Agreement;

c. UAHC shall deliver, by wire transfer of immediately available funds, the amount of $5,000 to an account designated in writing by STEP, on behalf of the STEP Parties;

d. St. George shall deliver, by wire transfer of immediately available funds, the amount of $230,409.64 to an account designated in writing by STEP, on behalf of the STEP Parties;

e. The STEP Parties shall deliver to St. George 774,151 shares of UAHC common stock either electronically to an account specified by St. George or in certificated form, with properly executed endorsements or assignments;

f. The STEP Parties shall deliver to UAHC all of the Litigation Documents; and

g. Galloway shall execute and deliver to UAHC a letter declaring his resignation from the Board, effective immediately.

8. Non-Disparagement.

a. Each STEP Party agrees that it, he or they shall not (and shall cause each of its, his or their Principals and Affiliates not to) make any statements, written or verbal, or cause or encourage others to make statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of any of the other Parties.  Each STEP Party acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, customers or potential customers, industry analysts, competitors, strategic partners, vendors, employees (past and present) and clients (past and present).  Each STEP Party generally retracts all allegations made against each UAHC Party and each officer and director of UAHC brought by the STEP Parties during 2007, through and including 2011.

b. Each UAHC Party agrees that it, he or they shall not (and shall cause each of its, his or their Principals and Affiliates to) make any statements, written or verbal, or cause or encourage others to make statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of any of the other Parties.  Each UAHC Party acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, customers or potential customers, industry analysts, competitors, strategic partners, vendors, employees (past and present) and clients (past and present).  Each UAHC Party generally retracts all allegations made against each STEP Party and their respective Principals and Affiliates brought by the UAHC Parties during 2007, through and including 2011.

9. Non-Circumvention.

a. Each STEP Party agrees that it, he or they shall not (and shall cause each of its, his or their Principals and Affiliates not to) take any action that would contravene or frustrate the purposes and intent of this Agreement, including without limitation the solicitation, aiding or abetting, or advising of any third party to bring a claim, suit, demand or complaint, or to initiate or conduct an investigation or hearing.  Each STEP Party represents that, to its, his or their knowledge, no basis exists to initiate, commence or report any actions or inactions, or series of actions or inactions, relating to any UAHC Party (or any of its, his or their Principals and Affiliates), third party or regulatory authority.

b. Each UAHC Party agrees that it, he or they shall not (and shall cause each of its, his or their Principals and Affiliates not to) take any action that would contravene or frustrate the purposes and intent of this Agreement, including without limitation the solicitation, aiding or abetting, or advising of any third party to bring a claim, suit, demand or complaint, or to initiate or conduct an investigation or hearing.  Each UAHC Party represents that, to its, his or their knowledge, no basis exists to initiate, commence or report any actions or inactions, or series of actions or inactions, relating to any STEP Party (or any of its, his or their Principals and Affiliates), third party or regulatory authority.

10. Additional Representations and Covenants.  Fleming, on behalf of himself and his law firm Olshan Grundman Frome Rosenzweig & Wolosky LLP, represents and warrants that neither he nor his firm presently has any plans to bring any claims on behalf of any client against any UAHC Party or any of its Principals and Affiliates.

11. Liquidated Damages; Specific Performance.

a. The STEP Parties, on behalf of themselves and their respective Principals and Affiliates, hereby agree that, if it, he or they (or any of their respective Principals and Affiliates) breach(es) in any material respect any representation, warranty, covenant or other provision in this Agreement, then it, he or they will be liable to pay UAHC $623,681.52 in cash, not as a penalty but as liquidated damages for the breach, with such payment to be made within 30 days after a final judgment establishing the breach has been rendered by a court of competent jurisdiction.  If there is more than one breaching Party, the obligation to pay liquidated damages will be joint and several.

b. The UAHC Parties, on behalf of themselves and their respective Principals and Affiliates, hereby agree that, if it, he or they (or any of their respective Principals and Affiliates) breach(es) in any material respect any representation, warranty, covenant or other provision in this Agreement, then it, he or they will be liable to pay STEP $623,681.52 in cash, not as a penalty but as liquidated damages for the breach, with such payment to be made within 30 days after a final judgment establishing the breach has been rendered by a court of competent jurisdiction; provided, however, notwithstanding anything to the contrary contained herein, that any claim based on amounts owing pursuant to Section 2(f) above shall only be for the amounts owing, and not for the liquidation damages amount contained in this Section.  If there is more than one breaching Party, the obligation to pay liquidated damages will be joint and several.

c. The Parties hereby agree that each Party shall have the right to sue for specific performance of this Agreement, as well as declaratory and injunctive relief.

12. Non-Waiver.  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.

13. Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, (a) such provision or term shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

14. Entire Agreement.  This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, regarding this matter.  All prior and contemporaneous negotiations and agreements of any nature regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandon if not so incorporated.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

15. Authority.  The Parties hereby acknowledge and expressly warrant and represent for themselves, and for their predecessors, successors, assigns, and legal representatives, as applicable, that they (a) are legally competent and authorized to execute this Agreement, (b) have not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that they may have by reason of any matter described in this Agreement, (c) have the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein, and (d) will cooperate, execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement.

16. Assignment.  None of the STEP Parties may assign any of its, his or their rights under this Agreement without the prior written consent of UAHC and the Fife Parties.  None of the UAHC Parties or the Fife Parties may assign any of its, his or their rights under this Agreement without the prior written consent of STEP.

17. Counterparts.  It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.  Executed copies, facsimiles or imaged copies of this Agreement shall have the same effect as an original.

18. Confidentiality.  The Parties agree to keep the terms of this Agreement, including without limitation the amount of money paid hereunder, strictly confidential and will not disclose such information to any other person or entity; provided, however, that any Party may disclose such information to its accountants, attorneys, and investors, or upon advice of counsel, where such disclosure is required to comply with legal process or with a legal, contractual, or regulatory reporting requirement.

19. Choice of Law; Venue.  Notwithstanding the place where this Agreement may be executed by any of the Parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Illinois, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof.  Any action brought to enforce, or otherwise arising out of, this Agreement shall be brought only in the State and Federal Courts located in the County of Cook, State of Illinois.  In any such action, the prevailing Party shall recover its reasonable attorney fees and out of pocket disbursements.

20. Construction.  The Parties were each fully represented by counsel in negotiating this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

21. Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

22. Principals and Affiliates.  Each Party, by signing below, hereby executes this Agreement on behalf of itself, himself or themselves, and also for its, his or their Principals and Affiliates, in each case intending for each of them to be legally bound by this Agreement as if it, he or they were signatories to this Agreement.  Each Party hereby agrees to cause its, his or their Principals and Affiliates to comply with this Agreement and not to violate any of its, his or their covenants under this Agreement.

[Signature Pages Immediately Following]

INTENDING TO BE LEGALLY BOUND, the undersigned Parties have executed this Agreement as of the date first written above.

STRATEGIC TURNAROUND EQUITY PARTNERS, L.P. (CAYMAN)

By:	Galloway Capital Management LLC, its General Partner

	By:	/s/ Gary Herman
	Name:	Gary Herman
	Title:	Managing Member

/s/ Bruce R. Galloway
Bruce R. Galloway

/s/ Seth Lukash
Seth Lukash

/s/ Gary L. Herman
Gary L. Herman

REXONGALLOWAY CAPITAL GROWTH, LLC

By:	/s/ Bruce R. Galloway
Name:	Bruce R. Galloway
Title:	Member

JACOMBS INVESTMENTS, INC.

By:	/s/ Bruce R. Galloway
Name:	Bruce R. Galloway
Title:	President

FBR, INC.

By:	/s/ Gary L. Herman
Name:	Gary L. Herman
Title:	President

UNITED AMERICAN HEALTHCARE CORPORATION

By:	/s/ John M. Fife
Name:	John M. Fife
Title:	President and Chief Executive Officer

/s/ Tom A. Goss
Tom A. Goss

ST. GEORGE INVESTMENTS, LLC

By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

/s/ John M. Fife
John M. Fife

FIFE TRADING, INC.

By:	/s/ John M. Fife
Name:	John M. Fife
Title:	President

ILIAD RESEARCH AND TRADING, L.P.

By:	Iliad Management, LLC, its General Partner

	By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

ILIAD MANAGEMENT, LLC

By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C., its General Partner

	By:	CVM, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

PULSE SYSTEMS CORPORATION

By:	/s/ Grayson Beck
Name:	Grayson Beck
Title:	CFO / Secretary

THE DOVE FOUNDATION

By:	/s/ James M. Delahunt
Name:	James M. Delahunt
Title:	Trustee

/s/ Thomas J. Fleming
Thomas J. Fleming, on behalf of himself and
Olshan Grundman Frome Rosenzweig & Wolosky LLP,
only for purposes of Section 10 and for no other provision